Exhibit 10.45

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of October 12, 2009 by and between Charles & Colvard, Ltd., a North Carolina corporation with its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina, 27560 (the “Company”), and Thomas G. Pautz, an individual currently residing at 8104 Everest Lane, Maple Grove, Minnesota 55311 (the “Employee”).

Statement of Purpose

The Company wishes to obtain the services of Employee on the terms and conditions and with the benefits set forth in this Agreement. Employee desires to be employed by the Company on such terms and conditions and to receive such additional consideration as set out herein.

As a result of his employment, Employee will be in a position of trust and confidence and will have access to, learn of and benefit from certain confidential and proprietary information, know-how, trade secrets and customer relationships of the Company and the Company is entitled to be protected from the use of this information and relationships in competition with it. Accordingly, in consideration of the mutual covenants contained in this Agreement, the additional consideration of $500 paid by the Company to the Employee, the Company’s covenants set forth in Sections 7(c) and 7(d) which are all in addition to anything to which the Employee is already entitled, the Employee agrees to the restrictive covenants contained herein.

1. Employment.  The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2. Term of Employment.  The term of Employee’s employment under this Agreement shall commence as of the date of this Agreement and shall continue for one year. Termination of employment shall be governed by Paragraph 7 of this Agreement, and unless terminated by either party as provided in Paragraph 7, this Agreement shall automatically, at the expiration of each then existing term, renew for successive additional one year terms (such annual period being hereinafter referred to as the “Term”).

3. Position and Duties.  Employee shall serve as Vice President of Sales & Marketing of the Company. Employee will, under the direction of the Chief Executive Officer of the Company, faithfully and to the best of his ability perform the duties as may be reasonably assigned by the CEO or the Board of Directors of the Company. Employee agrees to devote his entire working time, energy and skills to the Company while so employed.

4. Compensation and Benefits.  Employee shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

(a) Base Salary.  Employee shall receive an initial base salary of $150,000, payable in regular and equal installments (“Base Salary”).

(b) Employee Benefits.  Employee shall receive such benefits as are made available to the other employees of the Company, including, but not limited to, life, medical and disability insurance, retirement benefits, and such vacation as is provided to the other employees of the Company (the “Employee Benefits”). Employer reserves the right to reduce, eliminate or change such Employee Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

(c) Incentive Compensation.  Employee shall participate on an annual basis in such incentive equity, cash and other plans as may be approved by the Board of Directors from time-to-time for members of management up to 100% of Employee’s base salary, which shall include an initial incentive stock option to purchase up to 30,000 shares of common stock under the Company’s 2008 Stock Incentive Plan at the closing price of the common stock on the first day of employment, vesting annually over a two-year period in accordance with the following schedule: 1/3 immediately, 1/3 at the end of the first year, and 1/3 at the end of the second year.

5. Reimbursement of Expenses; Moving Allowance.  The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee specifically and directly related to the performance by Employee of the services under this Agreement. The Company will provide reasonable reimbursement of moving expenses if it is decided Employee should relocate to the Raleigh, North Carolina vicinity.

6. Withholding.  The Company may withhold from any payments or benefits under this Agreement all federal, state or local taxes or other amounts as may be required pursuant to applicable law, government regulation or ruling.

7. Termination of Employment.

(a) Death of Employee.  If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death.

(b) Termination by the Company for Just Cause.  The Company shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall include termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets, disability or material breach of any other provision of this Agreement or any other conduct by Employee of a similar nature. For purposes of this subsection, the term “disability” means the inability of Employee, due to the condition of his physical, mental or emotional health, to satisfactorily perform the duties of his employment hereunder for a continuous three-month period; provided further that if the Company furnishes long-term disability insurance for Employee, the term “disability” shall mean that continuous period sufficient to allow for the long-term disability payments to commence pursuant to the Company’s long-term disability insurance policy. In the event Employee’s employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

(c) Termination by the Company Without Cause.  The Company may terminate Employee’s employment other than for “Just Cause,” as described in Subsection (b) above, at any time upon written notice to Employee, which termination shall be effective immediately. For the avoidance of doubt, a notice by the Company that the Agreement is not automatically renewing as provided in Section 2 hereof shall constitute a termination by the Company without cause under this Subsection (c). In the event the Company terminates Employee pursuant to this Subsection (c), Employee will continue to receive his Base Salary at time of termination for a one (1) year period from such termination (the “Termination Compensation”), so long as Employee complies with Section 8, 9 and 10 of the Agreement. Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 4. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Sections 8, 9 or 10 of this Agreement, Employee will not be entitled to receive any further compensation pursuant to this Section 7(c).

(d) Change of Control Situations.  In the event of a Change of Control of the Company at any time after the date hereof, Employee may voluntarily terminate employment with Company up until one (1) year after the Change of Control for “Good Reason” (as defined below) and, subject to Section 7(f), be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Termination Compensation within two (2) months of the consummation of the Change of Control. Any equity based incentive compensation (including but not limited to stock options, restricted stock, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change of Control, not withstanding any provision in any applicable plan. Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.

“Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(i)           the assignment to Employee of duties materially inconsistent with the position and status of Employee with the Company immediately prior to the Change of Control;

(ii)           a material reduction by the Company in Employee’s pay grade or base salary as then in effect, or the exclusion of Employee from participation in Company’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term;

(iii)           an involuntary relocation of Employee more than 50 miles from the location where Employee worked immediately prior to the Change of Control or the breach by the Company of any material provision of this Agreement; or

(iv)           any purported termination of the employment of Employee by Company which is not effected in accordance with this Agreement.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Company representing 51% or more of the combined voting power of Company’s then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company’s Board of Directors, plus new directors whose election by Company’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) any event which the Company’s Board of Directors determines should constitute a Change of Control. Notwithstanding anything in this Agreement to the contrary, in no event shall any of the following occurrences constitute a “Change of Control”: (i) the Company’s making any assignment for the benefit of its creditors or consenting to the appointment of a receiver or commencing any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws or (ii) any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws being commenced against the Company, or a receiver or trustee being appointed for the Company or a substantial part of its property.

(e) Employee’s Right to Payments.  In receiving any payments pursuant to this Section 7, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

(f) Reduction in Agreement Payments.  Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event the Company shall make an Agreement Payment to Employee that would constitute a Parachute Payment, Employee shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Employee has effectively waived in writing shall be taken into account.

8. Covenant Not to Compete.  Employee agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, for whatever reason:

(a) Employee shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the Business. For purposes of this Agreement, the Employee and the Company specifically agree that the “Business” shall mean the business of: (i) marketing or distributing jewelry, diamonds or gemstones or (ii) fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry, unless Employee’s duties, responsibilities and activities for and on behalf of such business are not related in any way to products which are in competition with the Company’s products. For purposes of this section, “competition with the Company” shall mean competition for customers in the United States and in any country in which the Company is selling the Company’s products at the time of termination. Employee’s ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Employee recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

(b) Employee shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Employee’s employment or to divert such purchases to any other person, firm or employer.

(c) Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

(d) Employee shall not, directly or indirectly, solicit any employee of the Company to work for any other person, firm or employer.

9. Confidentiality.  In the course of his employment with the Company, Employee will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Employee hereby agree is proprietary information of the Company (“Confidential Information”). During and after his employment by the Company, Employee shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of his employment under this Agreement. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company’s business, which Employee shall prepare or use or come into contact with during the course of his employment, shall be and remain the Company’s sole property, and upon termination of Employee’s employment with the Company, Employee shall return all such materials to the Company.

10. Proprietary Information.  Employee shall assign to the Company, its successors or assigns, all of Employee’s rights to copyrightable works and inventions which, during the period of Employee’s employment by the Company or its successors in business, Employee makes or conceives, either solely or jointly with others, relating to any subject matter with which Employee’s work for the Company is or may be concerned (“Proprietary Information”). Employee shall  promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees. Upon termination of Employee’s employment hereunder, Employee shall return to the Company or its successors or assigns, as the case may be, any Proprietary Information. The obligation of Employee to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

11. Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to Employee’s employment by the Company and supersedes any prior agreements between them, whether written or oral.

12. Waiver.  The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

13. Notices.  Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

14. Severability.  In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

15. Amendment.  This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

16. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

17. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

18. Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

19. Compliance with Section 409A.  The parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable regulations, proposed regulations, guidance or other interpretive authority thereunder (for purposes of this section, collectively, “Section 409A”)), to the extent applicable. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and recommended by legal counsel for the Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, the Company and Employee each irrevocably waive any objections it or he may have to the amendments required or necessitated, in the reasonable opinion of the Company, by Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHARLES & COLVARD, LTD.

By:	/s/ George R. Cattermole
George R. Cattermole
Interim Chief Executive Officer

EMPLOYEE
/s/ Thomas G. Pautz
Thomas G. Pautz